UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2018

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel		2069203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                        +972.4.959.0123

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed on the Current Report on Form 8-K filed by ReWalk Robotics Ltd. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on January 5, 2018 (the “Previous Form 8-K”), on January 4, 2018, the Board of Directors of the Company (the “Board”) appointed Mr. Ori Gon as Chief Financial Officer of the Company, effective February 22, 2018. As disclosed in the Previous Form 8-K, as of the date thereof, the Company and Mr. Gon intended to finalize the terms of his employment agreement, including his compensation arrangements, at a later date, to reflect his transition from the Company’s Corporate Controller to its Chief Financial Officer, at which time such agreement would be disclosed by the Company.

On March 1, 2018, the Company entered into an amendment (the “Amendment”), effective as of the date of Mr. Gon’s appointment, to the employment agreement entered into on May 25, 2015 in connection with his previous employment by the Company (as amended, the “Employment Agreement”). Pursuant to the terms of the Amendment, Mr. Gon is entitled to (i) an annual base salary of NIS 624,000 (approximately $179,053 based on current exchange rates), subject to increases as may be determined from time to time by the compensation committee of the Board, (ii) an annual performance bonus up to 25% of annual base salary, subject to the achievement of objectives as determined by the compensation committee of the Board, and (iii) use of a Company-provided car and related maintenance expenses (returnable to the Company upon termination of employment). Pursuant to the Amendment, effective February 22, 2018, Mr. Gon also received, under the Company’s 2014 Incentive Compensation Plan, (i) options to purchase 96,525 ordinary shares of the Company, at an exercise price of $1.15, one-fourth of which become vested and exercisable on the first anniversary of the date of the grant, with the remaining options vesting in twelve equal quarterly installments thereafter, and (ii) restricted share units (“RSUs”) for 17,857 ordinary shares, which vest in four equal annual installments starting on the first anniversary of the date of grant. The terms of the options and the RSUs are materially consistent with the Company’s forms of option and RSU award agreements for employees and executive officers as previously filed with the SEC. In the event that Mr. Gon’s employment is terminated by the Company or Mr. Gon, Mr. Gon may be entitled to receive severance pay in such amounts as determined in accordance with the Israel Companies Law.

The Employment Agreement is not for any specific term and may be terminated by either party at will upon three months’ prior written notice (the “Notice Period). The Company may also terminate Mr. Gon’s employment immediately without providing prior notice (i) for cause (as defined in the Employment Agreement) or (ii) if the Company pays Mr. Gon a lump sum equal to the salary to which he would have been entitled during the Notice Period.

The Employment Agreement is governed by the laws of the State of Israel and contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of 12 months and 24 months, respectively, following termination of employment) and trade secrets and inventions clauses. The foregoing descriptions of each of the Amendment and the Employment Agreement do not purport to be complete summaries thereof and are qualified in their entirety by reference to the full text of the Amendment and the Employment Agreement filed as Exhibit 10.1 and 10.2, respectively, to this report.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
10.1	Amendment to Employment Agreement, dated March 1, 2018, between ReWalk Robotics Ltd. and Ori Gon.**

10.2	Employment Agreement, dated May 25, 2015, between ReWalk Robotics Ltd. and Ori Gon.**

 ** Management contract or compensatory plan, contract or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.

By:	/s/ Larry Jasinski
Name: Title:	Larry Jasinski Chief Executive Officer

Dated: March 7, 2018

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Employment Agreement, dated March 1, 2018, between ReWalk Robotics Ltd. and Ori Gon.**

10.2	Employment Agreement, dated May 25, 2015, between ReWalk Robotics Ltd. and Ori Gon.**

 ** Management contract or compensatory plan, contract or arrangement.

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